Exhibit 99.1

Contact:	610-337-7000	For Immediate Release:
	Will Ruthrauff, ext. 6571	February 1, 2017
Shelly Oates, ext. 3202

AmeriGas Partners Reports Fiscal 2017 First Quarter Earnings

VALLEY FORGE, Pa., February 1 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported GAAP net income attributable to AmeriGas Partners for the quarter ended December 31, 2016 of $92.0 million, compared to GAAP net income of $81.0 million for the quarter ended December 31, 2015. Adjusted net income for the quarter ended December 31, 2016 was $99.6 million compared to adjusted net income of $86.5 million in the prior-year quarter. Adjusted net income excludes the impact of unrealized gains and losses on commodity derivative instruments and a loss from an early extinguishment of debt.  GAAP net income and adjusted net income for the quarter ended December 31, 2016 were reduced by a correction of previously recorded gains on sales of certain fixed assets acquired in connection with the Heritage acquisition in 2012, and related depreciation, the net impact of which was a charge of $7.7 million. A reconciliation of adjusted net income to GAAP net income is set forth at the end of this release.

The Partnership’s adjusted earnings before interest expense, income taxes, depreciation and amortization (Adjusted EBITDA) was $185.1 million for the quarter ended December 31, 2016 compared to $177.7 million in the prior-year quarter. Adjusted EBITDA in the quarter ended December 31, 2016 was reduced by $8.8 million in connection with the previously mentioned charge to correct gains on sales of certain fixed assets.

Highlights for the quarter ended December 31, 2016 were as follows:

•	Although weather was 7.4% colder than the prior year, it was 13.9% warmer than normal, as an extremely warm October and November were partially offset by normal weather in December.

•	Retail volumes increased 10.6 million gallons, or 3.6%, due to the colder December weather.

•	Unit margins were consistent with the prior-year period.

•	Operating expenses decreased $4.1 million, or 1.8%, despite the impact of colder weather and increased volumes.

•
On December 28th, the Partnership completed a tender offer for $500 million of its 7% notes due 2022 and issued $700 million of 5.5% notes due 2025. Excess proceeds from the senior note offering were used to repay borrowings under the operating partnership's revolving credit line.

Jerry E. Sheridan, president and chief executive officer of AmeriGas, said, “We were pleased with the performance of the business during the first quarter, especially considering the extreme variance in weather we experienced.  Through the end of November, weather was 26% warmer than normal and our operating focus was on efficiency and tight expense controls.  The weather turned quickly and our teams shifted seamlessly into full winter mode in what was essentially a normal December,

AmeriGas Partners Reports Fiscal 2017 First Quarter Earnings	Page 2

giving us momentum going into the second fiscal quarter.  It is most important to note that this quarter’s operating performance, excluding the charge to correct previously recorded gains on sales of fixed assets, also compares favorably to the comparable quarter in fiscal 2015, despite weather that was 11% warmer than the 2015 period.  This solid performance reflects operating expenses that were $20 million lower than the 2015 quarter, demonstrating the strength of our operating team and the benefits of the technology and tools we are deploying to help the team drive efficiencies throughout our operations.  Due to the importance of the second quarter to our full year results, we intend to update our guidance for the 2017 fiscal year following the completion of our second fiscal quarter ending March 31, 2017.”

About AmeriGas
AmeriGas is the nation’s largest retail propane marketer, serving approximately two million customers in all 50 states from approximately 1,900 distribution locations. UGI Corporation, through subsidiaries, is the sole General Partner and owns 26% of the Partnership and the public owns the remaining 74%.

AmeriGas Partners, L.P. will hold a live Internet Audio Webcast of its conference call to discuss fiscal 2017 first quarter earnings and other current activities at 9:00 AM ET on Thursday, February 2, 2017. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investors.amerigas.com/investor-relations/events-presentations or at the company website http://www.amerigas.com under Investor Relations. A telephonic replay will be available from 12:00 PM ET on February 2 through 11:59 PM on February 9, 2017. The replay may be accessed at (855) 859-2056, and internationally at (404) 537-3406, conference ID 5904260.

Comprehensive information about AmeriGas is available on the Internet at http://www.amerigas.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas, the impact of pending and future legal proceedings, liability for uninsured claims and for claims in excess of insurance coverage, political, economic and regulatory conditions in the U.S. and abroad, our ability to successfully integrate acquisitions and achieve anticipated synergies, and the interruption, disruption, failure, malfunction, or breach of our information technology systems, including due to cyber-attack. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Revenues:
Propane	$604,056	$573,904	$2,083,312	$2,373,570
Other	73,110	70,194	261,573	267,058
	677,166	644,098	2,344,885	2,640,628
Costs and expenses:
Cost of sales - propane	214,405	227,922	706,325	950,548
Cost of sales - other	20,582	20,867	78,572	85,465
Operating and administrative expenses	226,802	230,889	924,699	937,521
Depreciation	33,989	38,606	142,188	152,128
Amortization	10,622	10,600	43,197	42,590
Other operating expense (income), net	3,135	(8,907)	(16,210)	(30,114)
	509,535	519,977	1,878,771	2,138,138
Operating income	167,631	124,121	466,114	502,490
Loss on extinguishment of debt	(33,151)	—	(82,040)	—
Interest expense	(40,028)	(41,025)	(163,098)	(162,833)
Income before income taxes	94,452	83,096	220,976	339,657
Income tax (expense) benefit	(837)	(910)	1,646	(2,938)
Net income including noncontrolling interest	93,615	82,186	222,622	336,719
Deduct net income attributable to noncontrolling interest	(1,661)	(1,213)	(4,657)	(4,964)
Net income attributable to AmeriGas Partners, L.P.	$91,954	$80,973	$217,965	$331,755
General partner’s interest in net income attributable to AmeriGas Partners, L.P.	$11,352	$9,455	$42,124	$35,787
Limited partners’ interest in net income attributable to AmeriGas Partners, L.P.	$80,602	$71,518	$175,841	$295,968
Income per limited partner unit (a)
Basic	$0.87	$0.77	$1.81	$3.16
Diluted	$0.87	$0.77	$1.87	$3.16
Weighted average limited partner units outstanding:
Basic	92,967	92,922	95,958	92,916
Diluted	93,019	93,004	93,025	92,983
SUPPLEMENTAL INFORMATION:
Retail gallons sold (millions)	305.7	295.1	1,076.1	1,139.2
Wholesale gallons sold (millions)	13.6	14.9	48.4	55.1
Total margin (b)	$442,179	$395,309	$1,559,988	$1,604,615
Adjusted total margin (c)	$416,448	$400,942	$1,462,545	$1,519,859
EBITDA (c)	$177,430	$172,114	$564,802	$692,244
Adjusted EBITDA (c)	$185,110	$177,690	$550,383	$608,344
Adjusted net income attributable to AmeriGas Partners, L.P. (c)	$99,634	$86,549	$203,546	$247,855
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$15,379	$12,915	$54,568	$53,217
Growth capital expenditures	$11,002	$15,059	$45,532	$45,836

(a)
Income per limited partner unit is computed in accordance with accounting guidance regarding the application of the two-class method for determining earnings per share as it relates to master limited partnerships. Refer to Note 2 to the consolidated financial statements included in the AmeriGas Partners, L.P. Annual Report on Form 10-K for the fiscal year ended September 30, 2016.

(b)	Total margin represents "total revenues" less "cost of sales - propane" and "cost of sales - other."

(c)	The Partnership’s management uses certain non-GAAP financial measures, including adjusted total margin, EBITDA, adjusted EBITDA

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

and adjusted net income attributable to AmeriGas Partners, L.P., when evaluating the Partnership’s overall performance. These financial measures are not in accordance with, or an alternative to, GAAP and should be considered in addition to, and not as a substitute for, the comparable GAAP measures.

Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant periods. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s Adjusted EBITDA to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s Adjusted EBITDA as the profitability measure for its domestic propane segment.

Management believes the presentation of other non-GAAP financial measures, comprised of adjusted total margin and adjusted net income attributable to AmeriGas Partners, L.P., provide useful information to investors to more effectively evaluate the period-over-period results of operations of the Partnership. Management uses these non-GAAP financial measures because they eliminate the impact of (1) gains and losses on commodity derivative instruments that are not associated with current-period transactions and (2) other gains and losses that competitors do not necessarily have to provide insight into the comparison of period-over-period profitability to that of other master limited partnerships.

The following tables include reconciliations of adjusted total margin, EBITDA, adjusted EBITDA and adjusted net income attributable to AmeriGas Partners, L.P. to the most directly comparable financial measure calculated and presented in accordance with GAAP for all the periods presented:

(continued)

(continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Adjusted total margin:
Total revenues	$677,166	$644,098	$2,344,885	$2,640,628
Cost of sales - propane	(214,405)	(227,922)	(706,325)	(950,548)
Cost of sales - other	(20,582)	(20,867)	(78,572)	(85,465)
Total margin	442,179	395,309	1,559,988	1,604,615
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(25,731)	5,633	(97,443)	(84,756)
Adjusted total margin	$416,448	$400,942	$1,462,545	$1,519,859

Adjusted net income attributable to AmeriGas Partners, L.P.:
Net income attributable to AmeriGas Partners, L.P.	$91,954	$80,973	$217,965	$331,755
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(25,731)	5,633	(97,443)	(84,756)
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	260	(57)	984	856
Loss on extinguishments of debt	33,151	—	82,040	—
Adjusted net income attributable to AmeriGas Partners, L.P.	$99,634	$86,549	$203,546	$247,855

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
EBITDA and Adjusted EBITDA:
Net income attributable to AmeriGas Partners, L.P.	$91,954	$80,973	$217,965	$331,755
Income tax expense (benefit)	837	910	(1,646)	2,938
Interest expense	40,028	41,025	163,098	162,833
Depreciation	33,989	38,606	142,188	152,128
Amortization	10,622	10,600	43,197	42,590
EBITDA	177,430	172,114	564,802	692,244
(Subtract net gains) add net losses on commodity derivative instruments not associated with current-period transactions	(25,731)	5,633	(97,443)	(84,756)
Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions	260	(57)	984	856
Loss on extinguishments of debt	33,151	—	82,040	—
Adjusted EBITDA	$185,110	$177,690	$550,383	$608,344